Exhibit 4.1

TRI-PARTY AGREEMENT

THIS AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”), dated as of December 18, 2023 (the “Effective Date”), is by and among Ryder System, Inc. (“Issuer”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States (“Successor Trustee”), and The Bank of New York Mellon Trust Company, N.A. (“Resigning Trustee”).

RECITALS:

WHEREAS, there are currently $600,000,000 3.65% Notes due 2024, $550,000,000 2.50% Notes due 2024, $400,000,000 4.625% Notes due 2025, $400,000,000 3.35% Notes due 2025, $300,000,000 1.75% Notes due 2026, $400,000,000 2.90% Notes due 2026, $450,000,000 2.85% Notes due 2027, $300,000,000 4.30% Notes due 2027, $500,000,000 5.65% Notes due 2028, $650,000,000 5.25% Notes due 2028, $400,000,000 6.300% Notes due 2028, $600,000,000 6.600% Notes due 2033 (the “Securities”) outstanding under the Indenture dated October 3, 2003 (the “2023 Governing Document”) and $150,000,000 6.95% Notes due 2025 outstanding under the Indenture dated May 1, 1987 (the “1987 Governing Document”, collectively with 2023 Governing Document, the “Governing Documents”);

WHEREAS, Issuer appointed Resigning Trustee as the trustee (the “Trustee”), Paying Agent, and Registrar under the Governing Documents;

WHEREAS, Section 7.08 of the Governing Documents provides that the Trustee may at any time resign with respect to the Securities by giving written notice of such resignation to Issuer, effective upon the acceptance by a successor Trustee of its appointment as successor Trustee;

WHEREAS, Section 7.08 of the Governing Documents provides that, if the Trustee shall resign, Issuer shall forthwith appoint a successor Trustee to fill such vacancy;

WHEREAS, based on the representations and warranties of Successor Trustee set forth in this Agreement, Issuer believes the Successor Trustee is an eligible and acceptable Trustee and desires to appoint Successor Trustee as successor Trustee to succeed Resigning Trustee in such capacities under the Governing Documents; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee under the Governing Documents.

NOW, THEREFORE, Issuer, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

THE RESIGNING TRUSTEE

1.1 Pursuant to Section 7.08 of the Governing Documents, Resigning Trustee has by letter notified Issuer that Resigning Trustee is resigning as Trustee, Paying Agent and Registrar under the applicable Governing Document.

1.2 Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)

The Governing Documents, and each applicable amendment and supplement thereto, if any, were validly and lawfully executed, delivered and accepted by Resigning Trustee and such documents remain in full force and effect.

(b)

No covenant or condition contained in the Governing Documents has been waived by Resigning Trustee or, to the best knowledge of Resigning Trustee, by the holders of the percentage in aggregate principal amount of the Securities required by the Governing Documents to effect any such waiver.

(c)

To the best knowledge of Resigning Trustee, there is no action, suit or proceeding pending or threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Governing Documents.

(d)	As of the Effective Date, Resigning Trustee will hold no moneys or property under the Governing Documents.

(e)

As of the Effective Date, the following securities are outstanding and interest has been paid through the date listed, the most recent date on which interest was required to be paid in accordance with the terms of such Securities.

$600,000,000 3.65% Notes due 2024, last interest payment was made on September 18, 2023

$550,000,000 2.50% Notes due 2024, last interest payment was made on September 01, 2023

$400,000,000 4.625% Notes due 2025, last interest payment was made on June 01, 2023

$400,000,000 3.35% Notes due 2025, last interest payment was made on September 01, 2023

$300,000,000 1.75% Notes due 2026, last interest payment was made on September 01, 2023

$400,000,000 2.90% Notes due 2026, last interest payment was made on June 01, 2023

$450,000,000 2.85% Notes due 2027, last interest payment was made on September 01, 2023

$300,000,000 4.30% Notes due 2027, last interest payment was made on June 15, 2023

$500,000,000 5.65% Notes due 2028, last interest payment was made on September 01, 2023

$650,000,000 5.25% Notes due 2028, last interest payment was made on June 01, 2023

$400,000,000 6.30% Notes due 2028, initial interest payment due on June 01, 2024

$600,000,000 6.60% Notes due 2033, initial interest payment due on June 01, 2024

$150,000,000 6.950% Notes due 2025, last interest payment was made on June 01, 2023

(f)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

(g)

It is a national banking association duly authorized, validly existing and in good standing under the laws of the United States of America. This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)

To the best knowledge of Resigning Trustee, no event of default or any event which, after notice or lapse of time or both, would become an event of default under the Governing Documents has occurred and is continuing, and no responsible officer of Resigning Trustee’s corporate trust department has actual knowledge that a default or event of default or any event which, after notice or lapse of time or both, would become an event of default has occurred and is continuing under the Governing Documents.

(i)	To the best knowledge of Resigning Trustee, the holders of the Securities have not appointed a successor Trustee under the Governing Documents.

(j)	To the best knowledge of Resigning Trustee, Resigning Trustee has lawfully and fully discharged its duties as Trustee under the Governing Documents.

1.3 Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Governing Documents, all funds and other assets held in trust under the Governing Documents and all the rights, privileges, responsibilities, powers, trusts, obligations and duties of the Trustee under the Governing Documents and any related agreement, including, without limitation, all of its rights to, and all of its security interests in and liens upon, the collateral, if any, and all other rights of Resigning Trustee with respect to the collateral, if any, pursuant to the transaction documents.

Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, title, interests, capacities, privileges, responsibilities, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Paying Agent and Registrar.

1.4 Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the Effective Date, all of the documents listed on Exhibit A hereto. Resigning Trustee represents and warrants that such documents as it shall deliver to Successor Trustee constitute all of the documents in its possession responsive to the items listed in Exhibit A. To the extent the Resigning Trustee does not have an original DTC FAST held global certificate in its possession for each series and maturity of the Securities the Resigning Trustee agrees, at its own cost and expense, to obtain replacement global certificates for such Securities in a timely manner and provide such replacement global certificates to the Successor Trustee.

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THE ISSUER

2.1 Issuer hereby accepts the resignation of Resigning Trustee as Trustee, Paying Agent and Registrar under the Governing Documents.

2.2 Issuer hereby appoints Successor Trustee as Trustee, Paying Agent and Registrar under the Governing Documents to succeed to, and hereby vests Successor Trustee with, all the rights, title, interests, capacities, privileges, responsibilities, powers, trusts and duties of Resigning Trustee under the Governing Documents with like effect as if originally named as Trustee, Paying Agent and Registrar in the Governing Documents.

2.3 Promptly after the Effective Date, Successor Trustee shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be mailed to all parties required under the Governing Documents or published in accordance with the provisions of Section 7.08 of the Governing Documents.

2.4 Issuer hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	Issuer is Ryder System, Inc.

(b)

The Governing Documents, and each applicable amendment or supplemental Governing Document thereto, if any, was validly and lawfully executed and delivered by Issuer and is in full force and effect and the Securities were validly issued by Issuer.

(c)

Issuer has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Governing Documents.

(d)	To the best of Issuer’s knowledge, no event has occurred and is continuing which is, or after notice or lapse of time would become, an event of default under the Governing Documents.

(e)

No covenant or condition contained in the Governing Documents has been waived by Issuer or, to the best of Issuer’s knowledge, by holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)

There is no action, suit or proceeding pending or, to the best of Issuer’s knowledge, threatened against Issuer before any court or any governmental authority arising out of any act or omission of Issuer under the Governing Documents.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of Issuer and constitutes its legal, valid and binding obligation, enforceable against Issuer in accordance with its terms.

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THE SUCCESSOR TRUSTEE

3.1 Successor Trustee hereby represents and warrants to Resigning Trustee and to Issuer that:

(a)

Successor Trustee is qualified and eligible under the provisions of Section 7.10 of the Governing Documents to act as Trustee under the Governing Document and is otherwise not disqualified from serving as Trustee under the Governing Documents. Successor Trustee has a combined surplus capital of at least $50.0 million as set for in its annual report of condition for the most recent fiscal year end.

(b)

It is a national banking association duly authorized, validly existing and in good standing under the laws of the United States of America. This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2 Successor Trustee hereby accepts its appointment as successor Trustee, Paying Agent and Registrar under the Governing Documents and accepts the assets, all the rights, title, interests, capacities, privileges, responsibilities, powers, trusts and duties of Resigning Trustee as Trustee, Paying Agent and Registrar under the Governing Documents, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Paying Agent and Registrar under the Governing Documents.

3.3 References in the Governing Documents to “Principal Office” or other similar terms shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at 225 E. Robinson Street, Ste 250, Orlando, Florida 32801 or such other address as may be specified, where notices and demands to or upon Issuer in respect of the Securities may be served.

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MISCELLANEOUS

4.1 Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the applicable Governing Documents shall have the meanings assigned to them in such Governing Document.

4.2 This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the Effective Date, upon the execution and delivery hereof by each of the parties hereto; provided, however, that the resignation of Resigning Trustee and the appointment of Successor Trustee as paying agent and registrar under the Governing Documents shall be effective upon the latest of: (a) 10 calendar days after the date first above written; (b) receipt by The Depository Trust Company (“DTC”) of both Resigning Trustee’s transfer agency change notice and Successor Trustee’s transfer agency change notice and (c) the second business day following receipt by Successor Trustee of the holders list.

4.3 This Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which Resigning Trustee may have incurred on or before the effective date of such resignation in connection with its serving as Trustee, Paying Agent and Registrar under the Governing Documents or an assumption by Successor Trustee of any liability of Resigning Trustee arising out of any action or inaction by Resigning Trustee in the performance of its duties under the Governing Document.

4.4 Resigning Trustee hereby acknowledges payment or provision for payment in full by Issuer of compensation for all services rendered by Resigning Trustee in its capacity as Trustee, Paying Agent and Registrar under Section 7.07 of the Governing Documents and reimbursement in full by Issuer of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee, Paying Agent and Registrar in accordance with the provisions of the Governing Documents. This Agreement does not constitute a waiver or assignment by Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Governing Documents. Issuer acknowledges that its obligation set forth in Section 7.07 of the Governing Documents to indemnify Resigning Trustee shall survive the execution hereof.

4.5 Resigning Trustee shall bear no responsibility or liability for any event, circumstance, condition or action arising on or after the Effective Date with respect to the Governing Documents.

4.6 The parties hereto agree to take reasonable action to confirm, evidence and perfect Successor Trustee’s rights in, or with respect to, the collateral, if any, pursuant to the transaction documents.

4.7 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

4.8 This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or

PDF transmission shall constitute effective execution and delivery of this Agreement by the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

4.9 Issuer acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, like all financial institutions, and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. Issuer agrees that it will provide Successor Trustee with such information as it may request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.

4.10 This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.

4.11 This Agreement shall be binding upon and inure to the benefit of Issuer, Resigning Trustee and Successor Trustee and their respective successors and assigns.

4.11 The parties agree as of the Effective Date, all references to Resigning Trustee as trustee in the Governing Documents shall be deemed to refer to Successor Trustee.

4.12 Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to the Issuer:

Ryder Systems, Inc.

ATTN: Stephanie Baccarella

11690 NW 105th Street

Medley, FL 33178

Stephanie.baccarella@ryder.com

Telephone: 516-532-1057

If to Resigning Trustee:

The Bank of New York Mellon Trust Company, N.A.

ATTN: Cynthia M. Moore

4655 Salisbury Road, Suite 300, Jacksonville, FL 32256

cindy.moore@bnymellon.com

Telephone: 904 645-1943

If to Successor Trustee:

U.S. Bank Trust Company, National Association

ATTN: Leanne M. Duffy

225 E. Robinson Street, Ste 250

Orlando, FL 32801

Leanne.duffy@usbank.com

Telephone:  407-835-3807

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

Ryder System, Inc., as Issuer

By:	/s/ Stephanie Baccarella
Name:	Stephanie Baccarella
Title:	Assistant Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Resigning Trustee

By:	/s/ Cynthia M. Moore
Name:	Cynthia M. Moore
Title:	Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Successor Trustee

By:	/s/ Leanne M. Duffy
Name:	Leanne M. Duffy
Title:	Vice President

EXHIBIT A

Documents to be delivered to Successor Trustee

1.	Executed copy of the Governing Documents and each applicable amendment and supplemental thereto, if any.

2.	File of closing documents from initial issuance (closing transcript).

3.

List of holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered holders, the computer tape reflecting the identity, address, tax identification number and detailed holdings of such holders).

4.	Copies of notices, if any, sent by the Trustee to holders of the Securities pursuant to the terms of the Governing Documents, during the past twelve months.

5.	All DTC FAST held global certificates

6.	Such other documents as Successor Trustee may reasonably require in order to transfer the appointment to it.

EXHIBIT B

Notice of Successor Trustee

Ryder System, Inc. Medium-term Notes (Registered Notes-Fixed Rate)

due Nine Months or more from Date of Issue

CUSIP Nos. 78355HKL2, 78355HKN8, 783549AZ1, 78355HKQ1, 78355HKR9, 78355HKS7, 78355HKP3, 78355HKT5, 78355HKU2, 78355HKV0, 78355HKX6, 78355HKW8, 78355HKY4

NOTICE IS HEREBY GIVEN, pursuant to Section 7.08 of the Indenture dated October 3, 2003 (the “Governing Document”), The Bank of New York Mellon Trust Company, National Association has resigned as trustee, paying agent and registrar under the Governing Document.

Pursuant to Section 7.08 of the Governing Document, U.S. Bank Trust Company, National Association, a national banking association duly organized and existing under the laws of the United States, has accepted appointment as trustee, paying agent and registrar under the Governing Document. The address of the designated corporate trust office of the successor Trustee is 250 E Robinson Street, Ste 250, Orlando, Florida, 32801. Said office has also been designated as where notices and demands to or upon Ryder System, Inc. in respect of $600,000,000 3.65% Notes due 2024, $550,000,000 2.50% Notes due 2024, $400,000,000 4.625% Notes due 2025, $400,000,000 3.35% Notes due 2025, $300,000,000 1.75% Notes due 2026, $400,000,000 2.90% Notes due 2026, $450,000,000 2.85% Notes due 2027, $300,000,000 4.30% Notes due 2027, $500,000,000 5.65% Notes due 2028, $400,000,000 6.300% Notes due 2028, $650,000,000 5.25% Notes due 2028 $600,000,000 6.600% Notes due 2033 outstanding under the Indenture dated October 3, 2003.

The Bank of New York Mellon Trust Company, National Association’s resignation as trustee, paying agent and registrar and U.S. Bank Trust Company, National Association’s appointment as successor trustee, paying agent and registrar were effective as of the close of business on December 18, 2023.

Dated: December 18, 2023

Ryder System, Inc.

Issuer

Notice of Successor Trustee

Ryder System, Inc. 6.95% Debentures due 2025

CUSIP No. 783549AZ1

NOTICE IS HEREBY GIVEN, pursuant to Section 7.08 of the Indenture dated May 1, 1987 (the “Governing Document”), The Bank of New York Mellon Trust Company, National Association has resigned as trustee, paying agent and registrar under the Governing Document.

Pursuant to Section 7.08 of the Governing Document, U.S. Bank Trust Company, National Association, a national banking association duly organized and existing under the laws of the United States, has accepted appointment as trustee, paying agent and registrar under the Governing Document. The address of the designated corporate trust office of the successor Trustee is 250 E Robinson Street, Ste 250, Orlando, Florida, 32801. Said office has also been designated as where notices and demands to or upon Ryder System, Inc. in respect of $150,000,000 6.95% Notes due 2025 outstanding under the Indenture dated May 1, 1987.

The Bank of New York Mellon Trust Company, National Association’s resignation as trustee, paying agent and registrar and U.S. Bank Trust Company, National Association’s appointment as successor trustee, paying agent and registrar were effective as of the close of business on December 18, 2023.

Dated: December 18, 2023

Ryder System, Inc.

Issuer

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